PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated January 25, 2024)	Registration No. 333-273098

$15,000,000

Class A Common Stock

On May 3, 2024, we entered into a certain sales agreement (the “Sales Agreement”) with A.G.P. / Alliance Global Partners (“A.G.P.”) and The Benchmark Company, LLC (“Benchmark,” or collectively with A.G.P., the “Agents”) relating to shares of our Class A common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $15,000,000 from time to time through any of the Agents acting as sales agents, at our discretion.

The shares of our common stock are listed for trading on The Nasdaq Global Market (“Nasdaq”) under the symbol “CNVS.” On May 2, 2024, the last reported sale price of the Common Stock on Nasdaq was $0.79 per share.

Sales of our Class A common stock, par value $0.001 per share (the “Common Stock”), if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If authorized by us in writing, sales may also be made in negotiated transactions and/or any other method permitted by law. The Agent is not required to sell any specific number or dollar amount of securities but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Agent and us. Our Class A common stock to which this prospectus supplement relates will be sold only through one Agent on any given day. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to each Agent for sales of Common Stock sold through such Agent pursuant to the applicable sales agreement will be up to 3.0% of the gross proceeds from each such sale. In connection with the sale of the Common Stock on our behalf, each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of such Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to each Agent with respect to certain liabilities, including liabilities under the Securities Act, and the compensation of the Agents may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Agents with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-3, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus and the accompanying prospectus for a discussion of factors that you should consider before buying shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

A.G.P.	The Benchmark Company

The date of this prospectus is May 3, 2024.

About This Prospectus Supplement

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process, pursuant to which we may, from time to time and in one or more offerings, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, and any applicable supplement in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

This prospectus supplement relates only to an offering of up to $15,000,000 of shares of Common Stock through the Agents. These sales, if any, will be made pursuant to the terms of the sales agreement entered into between us and the Agents on May 3, 2024, a copy of which is incorporated by reference into this prospectus supplement.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including any documents incorporated by reference into this prospectus or a prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the shares of our Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Company currently has the following effective registration statements relating to the resale of its securities by various selling security holders, pursuant to which, to the best of the Company’s knowledge, the following shares of Common Stock remain available for resale: Registration Statement on Form S-3, Reg. No. 333-222190, 19,116 shares; and Registration Statement on Form S-1, Reg. No. 333-214486, 77,138 shares.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Forward-Looking Statements.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference. It does not contain all of the information that you should consider before making a decision to invest in our securities. You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

In this prospectus, “Cineverse”, “we,” “us,” “our” and the “Company” refer to Cineverse Corp. and its subsidiaries unless the context otherwise requires.

OUR BUSINESS

OVERVIEW

We are a premier streaming technology and entertainment company with its core business operating as (i) across a portfolio of owned and operated enthusiast streaming channels with enthusiast fan bases; (ii) a large-scale global aggregator and full-service distributor of feature films and television programs; and (iii) a proprietary technology software-as-a-service platform for over-the-top (“OTT”) app development and content distribution through subscription video on demand ("SVOD"), dedicated ad-supported ("AVOD"), ad-supported streaming linear ("FAST") channels, social video streaming services, and audio podcasts. We distribute products for major brands such as Hallmark, ITV, Nelvana, ZDF, Konami, NFL and Highlander, as well as leading international and domestic content creators, movie producers, television producers and other short-form digital content producers. We collaborate with producers, major brands and other content owners to market, source, curate and distribute quality content to targeted audiences through (i) existing and emerging digital home entertainment platforms, including but not limited to Apple iTunes, Amazon Prime, Netflix, Hulu, Xbox, Pluto, and Tubi, as well as (ii) physical goods, including DVD and Blu-ray Discs.

We played a pioneering role in transitioning approximately 12,000 movie screens from traditional analog film prints to digital distribution, and at the end of our fiscal year 2023, the Company's cinema equipment business concluded its active operations, as its contracts reached maturity. We no longer manage cinema equipment separately, and with the run-off of its operations, no longer present this part of the business as a separate segment.

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 224 W. 35th St., Suite 500 #947, New York, NY 10001, and our telephone number is 212-206-8600. Our e-mail address is info@cineverse.com and our web site address is www.cineverse.com. Information accessed on or through our web site does not constitute a part of this prospectus and should not be considered part of this or any other report filed with the SEC.

THE OFFERING

Class A common stock, par value $0.001 per share (the “Common Stock”) offered by us:	Shares of our Common Stock having an aggregate offering price of up to $15,000,000

Manner of Offering:	“At the market offering” that may be made from time to time to or through our sales agents. See “Plan of Distribution” on page S-5.

Use of proceeds:	We expect to use the net proceeds from the sale of our securities, for working capital, acquisitions and other general corporate purposes. See “Use of Proceeds” on page S-4.

Risk Factors

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-3 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Global Market trading symbol:	CNVS

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. In addition to the other information included in this prospectus or in any applicable prospectus supplement, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus. The risks described are not the only ones facing our company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the risks described occur, our business, financial condition, results of operations and prospects could be materially adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part or your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus or any applicable prospectus supplement.

Risks Related to This Offering

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may no yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Future sales of substantial amounts of our Common Stock, or the possibility that such sales could occur, could adversely affect the market price of our Common Stock.

We cannot predict the effect, if any, that future issuances or sales of our securities, including sales of our Common Stock pursuant to the Sales Agreement or the availability of our securities for future issuance or sale, will have on the market price of our Common Stock. Issuances or sales of substantial amounts of our securities including sales of our Common Stock pursuant to the Sales Agreement, or the perception that such issuances or sales might occur, could negatively impact the market price of our Common Stock and the terms upon which we may obtain additional equity financing in the future.

It is not possible to predict the actual number of shares of Common Stock we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agent at any time throughout the term of the Sales Agreement. The number of shares of Common Stock that are sold through the Agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of the Common Stock during the sales period, the limit we set with the Agent in any applicable placement notice, and the demand for our Common Stock during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The Common Stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decrease in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they aid.

FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

•	successful execution of our business strategy, particularly for new endeavors;
•	the performance of our targeted markets;
•	competitive product and pricing pressures;
•	changes in business relationships with our major customers;
•	successful integration of acquired businesses;
•	the content we distribute through our in-theatre, on-line and mobile services may expose us to liability;
•	general economic and market conditions;
•	our financial condition and financial flexibility, including, but not limited to, our ability to obtain necessary financing for our business as and when needed;
•	disruptions to our business due to the COVID-19 pandemic, including workforce inability to perform in the ordinary course due to illness or access restrictions; and
•	the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus and from time to time in our filings with the SEC.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. Except as otherwise required to be disclosed in periodic and current reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of our securities for working capital, acquisitions and other general corporate purposes.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with A.G.P. and Benchmark under which we may issue and sell shares of our Common Stock from time to time up to $15,000,000 to or through the Agents, which will act as our sales agents. The Agents may sell the Common Stock by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. The Agents may also sell the Common Stock in negotiated transactions, subject to our prior approval. We may instruct the Agents not to sell our Common Stock if the sales cannot be effected at or above the price designated by us from time to time. We or the Agents may suspend the offering of our Common Stock upon notice and subject to other conditions. As an agent, the Agent will not engage in any transactions that stabilize the price of our Common Stock. Our Common Stock to which this prospectus supplement relates will be sold through only one Agent at any given time.

Each time we wish to issue and sell Common Stock under the Sales Agreement, we will notify an Agent of the number of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed such Agent, unless such Agent declines to accept the terms of such notice, such Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of each Agent under the sales agreement to sell our Common Stock are subject to a number of customary conditions that we must meet.

Settlement for sales of Common Stock, unless the parties agree otherwise, will occur on the second trading day following the date on which any sales are made in return for payment of the net proceeds to us. There are no arrangements to place any of the proceeds of this offering in an escrow, trust or similar account. Sales of our Common Stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and each Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay each Agent a commission for its services in acting as our sales agent in the sale of our Common Stock pursuant to the Sales Agreement. Each Agent will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of our Common Stock by such Agent on our behalf pursuant to the Sales Agreement. We have also agreed to reimburse the Agents for their reasonable and documented out-of-pocket expenses (including but not limited to the reasonable and documented fees and expenses of one legal counsel) in an amount not to exceed $40,000 and up to an additional $10,000 per fiscal year for maintenance.

We estimate that the total expenses for this offering, excluding compensation payable to the Agents and certain expenses reimbursable to the Agents under the terms of the sales agreement, will be approximately $100,000. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such Common Stock.

Because there are no minimum sale requirements as a condition to this offering, the actual total public offering price, commissions and net proceeds to us, if any, are not determinable at this time. The actual dollar amount and number of shares of Common Stock we sell through this prospectus supplement will be dependent, among other things, on market conditions and our capital raising requirements.

We will report at least quarterly the number of shares of Common Stock sold through the Agents under the Sales Agreement, the net proceeds to us and the compensation paid by us to the Agent in connection with the sales of Common Stock under the Sales Agreement.

In connection with the sale of the Common Stock on our behalf, each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation for such Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to each Agent against certain civil liabilities, including liabilities under the Securities Act.

To the extent required by Regulation M under the Exchange Act, no Agent will engage in any market making activities involving our Common Stock while the offering is ongoing under this prospectus supplement.

The offering pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject to the sales agreement and (ii) termination of the sales agreement as permitted therein. We may terminate the sales agreement in our sole discretion at any time by giving 10 days’ prior notice to the Agents. The Agents may terminate the sales agreement under the circumstances specified in the Sales Agreement and in their sole discretion at any time by giving 10 days’ prior notice to us.

Each Agent and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.

This prospectus supplement in electronic format may be made available on a website maintained by each Agent, and each Agent may distribute this prospectus supplement electronically.

LEGAL MATTERS

The validity of the offered securities has been passed on for us by Kelley Drye & Warren LLP, New York, New York. Certain legal matters will be passed upon for A.G.P. and Benchmark by Sullivan & Worcester LLP, New York, NY.

EXPERTS

The consolidated balance sheets of Cineverse Corp. as of March 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. This prospectus is part of such registration statement. References to the “registration statement” or the “registration statement of which this prospectus is a part” means the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the location described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed:

•	our Annual Report on Form 10-K filed with the SEC on June 29, 2023;
•	our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023;
•	our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023;
•	our Quarterly Report on Form 10-Q filed with the SEC on February 14, 2024;
•	our Current Report on Form 8-K filed with the SEC on April 7, 2023;
•	our Current Report on Form 8-K filed with the SEC on April 11, 2023;
•	our Current Report on Form 8-K filed with the SEC on May 22, 2023;
•	our Current Report on Form 8-K filed with the SEC on May 22, 2023;
•	our Current Report on Form 8-K filed with the SEC on June 1, 2023;
•	our Current Report on Form 8-K filed with the SEC on June 8, 2023;
•	our Current Report on Form 8-K filed with the SEC on June 15, 2023;
•	our Current Report on Form 8-K filed with the SEC on June 21, 2023;
•	our Current Report on Form 8-K filed with the SEC on July 7, 2023;
•	our Current Report on Form 8-K filed with the SEC on August 14, 2023 (as filed, not furnished);
•	our Current Report on Form 8-K filed with the SEC on September 18, 2023;
•	our Current Report on Form 8-K filed with the SEC on September 19, 2023;
•	our Current Report on Form 8-K filed with the SEC on December 14, 2023;
•	our Current Report on Form 8-K filed with the SEC on March 4, 2024;
•	our Current Report on Form 8-K filed with the SEC on April 11, 2024;
•	the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-51910), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006; and
•	the description of our Common Stock contained in our amendment no. 1 on Form 8-A/A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on October 6, 2009.

All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Cineverse Corp., 224 W. 35th St., Suite 500 #947, New York, NY 10001, Attention: General Counsel, Telephone (212) 206-8600. In addition, these filings are available on our web site at www.cineverse.com.

$15,000,000

Class A Common Stock

PROSPECTUS SUPPLEMENT

A.G.P.	The Benchmark Company

May 3, 2024